NEUBERGER BERMAN INCOME FUNDS
                                  RESERVE CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:


        Lehman Brothers National Municipal Money Fund

        Lehman Brothers  Tax-Free Money Fund




Date: February 28, 2007